Exhibit 99.1

RLH Completes Sale of Red Lion Hotel Atlanta Airport for $12.25 Million

DENVER (Nov. 18, 2019) — RLH Corporation (NYSE:RLH) announced that it has closed on the sale of its Red Lion Airport Hotel Atlanta for $12.25 million in gross proceeds.

The Red Lion Airport Hotel Atlanta was held in a joint venture. RLH Corporation will receive $4.8 million in net proceeds after closing costs and the repayment of property level mortgage. Net proceeds to RLH will be primarily used to reduce corporate level debt.

There are an additional three hotels that are under non-binding contract to be sold. It is the Company’s expectation the hotel sales will be completed by the end of Q1 2020.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Nikki Sacks

203-682-8263

investorrelations@rlhco.com

Media Contact:

Roxanne Rabasco

303-459-4192

Roxanne.Rabasco@rlhco.com